Exhibit 5.1

June 10, 2015

Bill Barrett Corporation

1099 18th Street, Suite 2300

Denver, Colorado 80202

Re:                             Bill Barrett Corporation

Registration Statement on Form S-3
File No. 333-182413

Ladies and Gentlemen:

We have acted as special counsel to Bill Barrett Corporation, a Delaware corporation (the “Company”), in connection with (i) the registration, pursuant to a Registration Statement on Form S-3 (File No. 333-182413), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), as amended by Post-Effective Amendment No. 1 and Post-Effective Amendment No. 2 (as so amended, the “Registration Statement”), of the offering and sale by the Company of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), and (ii) the preparation of a prospectus supplement dated June 10, 2015 to be filed on the date hereof with the Commission pursuant to Rule 424(b)(5) under the Act (the “Prospectus Supplement”), which supplements the base prospectus contained in the Registration Statement, in connection with the offering and sale from time to time on a delayed or continuous basis pursuant to Rule 415(a)(4) of the Act by the Company of shares of Common Stock having an aggregate offering price not to exceed $100,000,000 (the “Shares”), pursuant to the terms of an equity distribution agreement (the “Equity Distribution Agreement”), dated June 10, 2015 between the Company and Goldman, Sachs & Co. (the “Manager”).  Capitalized terms not defined herein shall have the meanings ascribed to them in the Equity Distribution Agreement.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter.  We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed, certified or reproduced copies.  We have also assumed that (i) the Shares will be issued and sold pursuant to the Registration Statement in such manner as relates to and is described in the Prospectus Supplement and in accordance with the terms of the Equity Distribution Agreement; and (ii) upon sale and delivery, the certificates for the Shares will conform to the specimen thereof filed as an exhibit to the Registration Statement and will have been duly countersigned by the transfer agent and duly registered by the registrar for the Common Stock or, if uncertificated, valid book-entry notations for the issuance of the Shares in uncertificated form will have been duly made in the share register of the Company.  As to various questions of fact relevant to this letter, we have relied, without independent investigation, upon certificates of public officials and certificates of officers of the Company, all of which we assume to be true, correct and complete.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, when the Shares have been issued and delivered in accordance with the Equity Distribution Agreement against payment in full of the consideration payable therefor as determined by the Board of Directors of the Company or a duly authorized committee thereof and as contemplated by the Equity Distribution Agreement, the Shares will have been duly authorized and validly issued and will be fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.            We express no opinion as to the laws of any jurisdiction other than the laws of the General Corporation Law of the State of Delaware.

B.            This opinion letter is limited to the matters expressly stated herein and no opinion is to be inferred or implied beyond the opinion expressly set forth herein.  We undertake no, and hereby disclaim any, obligation to make any inquiry after the date hereof or to advise you of any changes in any matter set forth herein, whether based on a change in the law, a change in any fact relating to the Company or any other person or any other circumstance.

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and to the use of our name in the Prospectus Supplement under the caption “Legal Matters.”  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld, LLP

AKIN GUMP STRAUSS HAUER & FELD, LLP